Exhibit 77(I)


                       Terms of New or Amended Securities

1. At the May 12, 2005 Board Meeting, the Board of Trustees approved the establishment of two new series of ING Mutual Funds: ING Emerging Markets Debt Fund and ING Greater China Fund.

2. At the July 21, 2005 Board meeting, the Board of Trustees approved the establishment of Class O shares for two series of ING Mutual Funds: ING Global Equity Dividend Fund and ING Global Real Estate Fund.

3. At the September 15, 2005 Board Meeting, the Board of Trustees approved the establishment of three new series of ING Mutual Funds: ING Diversified International Fund, ING Index Plus International Equity Fund and ING International Focused Growth Fund (subsequently named ING International Capital Appreciation Fund.

4. At the September 15, 2005 meeting, the Board of Trustees of ING Mutual Funds approved the establishment of Class I shares for two new series of ING Mutual
Funds: ING Emerging Countries Fund and ING International SmallCap Fund.

5. At the November 10, 2005 Board Meeting, the Board of Trustees approved the establishment of a new series of ING Mutual Funds: ING International Value Choice Fund.